PARTICIPATION AGREEMENT



                    Dated Effective as of February 27, 1998


                                    Between
                             APACHE OVERSEAS, INC.


                                      and


                                FX ENERGY, INC.




                Pertaining to the Western Carpathian Concession

                            PARTICIPATION AGREEMENT
      This Participation Agreement (this "Agreement"), is entered into effective as of February 27, 1998, by and between FX Energy, Inc., a Nevada corporation ("FXEN), and APACHE Overseas, Inc., a Delaware corporation ("APACHE").

                                    RECITALS

A. FXEN, through one or more subsidiaries, is the holder of or the applicant for certain rights to explore for and exploit natural gas and oil (the "Hydrocarbon Rights") in certain lands in the western Carpathian area of the Republic of Poland pursuant to mining usufruct agreements.

B. APACHE wishes to acquire an undivided beneficial interest in the Hydrocarbon Rights and FXEN is willing to transfer such interest to APACHE and to grant operational control of the Hydrocarbon Rights to APACHE, all on and subject to the terms and conditions set forth herein. APACHE and FXEN intend to accomplish this by arranging for a wholly owned Polish subsidiary of APACHE to become a partner in the applicable Polish commercial partnership which currently holds or has applied for the usufructs.

C. The parties have agreed to cooperate fully with each other in order to accomplish their common primary goals to share the Hydrocarbon Rights and to expedite the exploration and exploitation thereof under the operational control of APACHE. If and to the extent the applicable law and regulatory structure permit from time to time, AND SO LONG AS the same can be accomplished without adverse tax or other consequences, the parties will work together to transfer ownership of the Hydrocarbon Rights into separate and several ownership.

     NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                  DEFINITIONS

"Interest Transfer Documents" shall have the meaning given in Article 1 4. "Participation Interest(s) shall have the meaning described in Article 1.5.

"Hydrocarbon Concession Block(s)" refers to one or more of the 480 numbered rectangular areas, each encompassing approximately 1,000 square kilometers, which in the aggregate comprise a grid promulgated by the Bureau of Geological Concessions for the purpose of identifying hydrocarbon concession areas.

"Required Earning Well(s)" shall have the meaning given in Article 2.3.

"First 3-Year Exploration Phase" shall have the meaning given in the Usufruct. "Second 3-Year Exploration Phase" shall have the meaning given in the Usufruct."New Usufruct Area" refers to lands covered by the New Usufruct in one or more of the following eighteen Hydrocarbon Concession Blocks: nos. 388, 389, 390, 391, 392, 393, 394, 39S, 396, 408, 409, 410, 411, 412, 413, 414, 415, and
416.

"New Usufruct" means the mining usufruct agreement being applied for by FX Energy Poland Sp. z o.o. and Gasex Production Company Sp. z o.o., Commercial Partnership, with the State Treasury of the Republic of Poland, represented by THE MINISTER OF ENVIRONMENTAL PROTECTION, Natural Resources and Forestry in his capacity as Concession Authority covering Hydrocarbon Rights in all or designated portions of those lands comprising the New Usufruct Area.

"Western Carpathian Usufruct Area" refers to lands covered by the Western Carpathian Usufruct in one or more of the following twelve Hydrocarbon Concession Blocks: no. 410, 411, 412, 413,414, 415, 430, 431, 432, 433, 452, and
453.

"Western Carpathian Usufruct" means that certain Mining Usufruct Agreement dated October 14, 1997, between FX Energy Poland Sp. z o.o. and Gasex Production Company Sp. z o.o., Commercial Partnership, and the State Treasury of the Republic of Poland, represented by the Minister of Environmental Protection, Natural Resources and Forestry in his capacity as Concession Authority covering Hydrocarbon Rights in all or designated portions of those lands comprising the Western Carpathian Usufruct Area.

            ARTICLE 1. MANNER OF OWNERSHIP AND TRANSFER OF INTERESTS

1.1 The parties acknowledge that this Agreement is intended to describe the principal financial, business and operational terms and conditions of their association in connection with the Hydrocarbon Rights.

1.2 The parties have selected the Polish commercial partnership as being the structure which, in their best judgment, will best implement the terms contained herein while minimizing the tax costs, administrative overhead and operational complexity of their association. If and to the extent possible, from time to time during their association, the parties will use their commercially reasonable best efforts to utilize a structure which most closely resembles the usual oil industry method of operating under a joint operating agreement with several rather than joint ownership of the Hydrocarbon Rights. As of the date ofthis Agreement; however, the parties intend for APACHE to join, through one or more subsidiary Polish limited liability companies, in the Polish commercial partnership which now holds the Western Carpathian Usufruct.

1.3 The operating documents described in Article 3 will govern the actions, rights and obligations of the parties, subject to the terms and conditions of this Agreement. However, for the reasons set forth above in this
     Article 1, the parties may subsequently elect or be required to use alternative documents, methods or structures. For example, an obligation to "pay" might ultimately be changed into an obligation to make an unsecured loan repayable only out of production revenue. Similarly, the names used herein, "APACHE", "FXEN"' and "POGC", shall be deemed to mean the entities defined above and/or other entities used or created to serve in their stead to implement the purposes of this Agreement.

1.4 Subject to the foregoing, each party shall (or shall cause its applicable affiliate to) execute such documents and instruments (the "Interest Transfer Documents") as may be necessary or appropriate in order that APACHE and FXEN each initially shall own, indirectly through one or more affiliates, a 50% beneficial interest in the Polish commercial partnership which is the holder of the Western Carpathian Usufruct. Apache's full and timely performance of the obligations set forth in Articles 2 below shall be a condition subsequent to its ownership of its beneficial interest in the Western Carpathian Usufruct and if and when issued, the New Usufruct, provided that nothing herein shall terminate Apache's right to any discovery made prior to full performance of such condition.

1.5 FXEN and APACHE acknowledge that POGC is expected to hold an option to acquire or earn an interest in the Western Carpathian Usufruct and the New Usufruct pursuant to an option agreement with all of the parties thereto are currently negotiating. To the extent POGC acquires or earns such interest or exercises such option, the interest acquired or earned by POGC shall reduce the interests of both FXEN and APACHE in equal proportions, and FXEN and APACHE shall share in equal proportions any consideration received therefrom. The beneficial interest of FXEN, APACHE or POGC at any given time in each usufruct is referred to herein as such party's "Participation Interest".

1.6 FXEN will promptly cause the partnership to which the New Usufruct is issued to promptly transfer to Apache's chosen affiliate a 50% interest in such partnership and usufruct, when issued. The participation of the parties in the New Usufruct shall be on a "ground floor" basis.

                      ARTICLE 2. PARTICIPATION OBLIGATIONS

2.1 Within fifteen (15) days of execution of this Agreement APACHE will pay to FXEN a one-time fee of $500,000.

2.2 APACHE will pay all amounts referred to in the Western Carpathian Usufruct that are required to maintain such Usufruct in full force and effect during the First Three-year Exploration Period, consisting of the one-time mining usufruct fee, the concession fees, and the annual training fees.

2.3 APACHE hereby commits to drill, test, and complete or abandon, and will pay all of the APACHE and FXEN Participation Interest share of all costs of drilling, testing, and abandoning (but not the costs after the decision to run production casing, which shall be paid in proportion to Participation Interests) each of the three wells specified in Articles 4.3 and 4.4 of the Western Carpathian Usufruct. Such three wells are referred to herein as the "Required Earning Wells". Each of the Required Earning Wells shall be an exploratory well and not an appraisal or development well. APACHE will have the ultimate decision in selecting the drilling location of each Required Earning Well. Apache shall spud the first Required Earning Well in the Western Carpathian Usufruct before December 31, 1999, and the remaining two Required Earning Wells in the Western Carpathian Usufruct before June 30, 2000.

2.4 APACHE will pay all of the APACHE and FXEN Participation Interest share of all costs in connection with the acquisition and processing of: (a) not less than the 350 km of seismic in the Western Carpathian Usufruct area, and (b) all seismic acquired or processed in the Western Carpathian Usufruct Area until such time as the last of the Required Earning Wells applicable to such Usufruct has been drilled and completed or abandoned, provided, that FXEN shall pay its Participation Interest share of all seismic acquisition over and above 500 km.

2.5 APACHE will pay all of the APACHE and FXEN Participation Interest share of all costs of every kind connected with the ownership, administration and operation of the Western Carpathian Usufruct until such time as the last of the Required Earning Wells has been drilled and completed or abandoned. After the last of the three Required Earning Wells has been drilled and
     completed or   abandoned, FXEN shall pay its Participation Interest share of all costs relating to ownership, administration and operation including drilling and seismic but excluding costs to be paid by Apache pursuant to
     Article 2.2 during the First three-year Exploration Period. To the extent APACHE authorizes or requests FXEN personnel to assist APACHE in initiating relations and operational interactions in Poland pursuant to an agreed budget, the cost will be borne by the joint account.

2.6 To the extent POGC pays for any of the items described in Article 2.2 through 2.5 above, APACHE's costs will be reduced by an equal amount.

2.7 APACHE shall pay the amount due under paragraph 2.1 above by wire transfer to the account of FXEN at Bank One Texas, NA, in Houston, Texas. APACHE shall pay the amounts required under paragraphs 2.2 through 2.5 in an appropriate and timely manner.

2.8 If permission to acquire seismic is not granted within 30 days after a properly completed application is submitted, or if permission to drill a Required Earning Well is not granted within 60 days after a properly completed application is submitted, then the requirement herein to spud the applicable Required Earning Well shall be extended for a number of days equal to such excess delay. If impenetrable strata or other cause prevents drilling to required depth, a substitute well may be drilled by an appropriately extended deadline. If any other event or circumstance beyond the control of APACHE should cause a delay, then the time for performance shall be appropriately extended.

2.9 If FXEN and APACHE jointly elect to drill one or more wells (other than Required Earning Wells) in the general area of the Western Carpathian Usufruct Area, they shall agree to an appropriate extension of time for drilling the Required Earning Wells. With reference to that certain Participation Agreement dated effective as of April 16, 1997, pertaining to the Lublin area, FXEN and APACHE further agree that one of the three wells required under Article 2.3 thereof to be spudded before July 1, 1999, may instead be spudded before December 31, 1999, if APACHE so elects.

                  ARTICLE 3. CONDUCT AND CONTROL OF OPERATIONS

3.1 The parties intend for APACHE to have ultimate responsibility for the conduct and control of operations through management and control of the Polish commercial partnership which holds the Western Carpathian Usufruct. To this end, the parties will promptly prepare amendments to the existing Partnership Agreement, and prepare a Joint Operating Agreement and Accounting Procedure (collectively with this Agreement, the "Operating Documents"). In the event the anticipated structure or parties are changed, the Operating Documents shall be changed accordingly.

3.2 The Operating Documents shall be deemed to apply to all operations carried out hereunder, including the Required Earning Wells and the seismic acquisition referred to in Article 2. FXEN and APACHE shall comply with the requirements of the Operating Documents in the conduct of such operations, except as specifically superseded by the terms of this Agreement. FXEN and APACHE shall cooperate fully so as to enable APACHE's personnel to manage the conduct and control of operations.

3.3 The Operating Documents shall contain provisions that are considered usual or standard in the industry in operations of this kind; provided, that the following specific substantive provisions (or functional equivalent) shall be contained in the Operating Documents:

     (a) Neither APACHE nor FXEN will charge the joint account for home office general or administrative expenses, nor will they or the operator charge the joint account a "drilling well rate" "producing well rate" or "construction rate" or similar charge in lieu of overhead, but each may charge the joint account for technical personnel while engaged in operations, general or administrative expenses incurred in Poland shall be properly allocated among projects and charged to the joint account.

     (b) The parties agree to cooperate in sharing information and finding the best methods to market production of oil or gas.

     (c) Each party to the Operating Documents, in proportion to its interest therein, shall have the right (but not the obligation) to participate on a "ground floor" basis in the construction, operation, and ownership of any gathering line or processing facility proposed by any other party thereto to be used in connection with production from lands subject to the Operating Documents.

     (d) FXEN and APACHE shall have the right of access at all reasonable times and at their respective sole risk and expense to the seismic and other operations and to the location of the Required Earning Wells and/or the drilling operations provided they give reasonable notice of the date such access is required and identify the representatives to whom such access is to be granted.

     (e) The Operating Documents shall provide for prior AFE approval of all operations or construction anticipated to cost more than $200,000 and shall provide for prepayment or "cash calls" at the request of the operator.

     (f) The Operating Documents shall not contain a "challenge of operator" provision, but shall provide for change, replacement or resignation of operator (or of the party in control of the operator) only in the usual circumstances (e.g. bankruptcy, failure to comply with Usufruct terms, reduction of interest below 15%, etc.).

     (g) The "sole risk" or "non-consent" penalty contained in the Operating Documents shall provide a 400% penalty in connection with development wells and a complete loss of interest in the productive reservoir in connection with non-development wells. In any Western Carpathian Usufruct Area Block or New Usufruct Area Block not drilled during the First 3-year Exploration Period, the non-consent penalty for the first well drilled in such Exploration Block during the Second 3-year Exploration Period shall be complete loss of interest in the Exploration Block in question, unless each party elects to drill its own sole risk well. There shall be a limit of four sole risk development wells per year and two sole risk non-development wells per year during the First 3-year Exploration Phase, and double those numbers in the Second 3-year Exploration Phase.

     (h) The Operating Documents shall provide that an operating committee comprised of representatives of each participating party shall meet from time to time and shall prepare an annual budget and schedule of operations. Decisions shall be by majority interest and "deadlocks" shall be "resolved" by sole risk or non-consent provisions.

     (i) The Operating Documents shall provide that Polish contractors shall be utilized preferentially if they are reasonably competitive in terms of cost, availability, quality of work and speed of operation.

     (j) The Operating Documents shall not contain a preferential right to purchase provision, but shall provide for 60 days' prior notice to afford an opportunity to make a competitive offer.

     (k) The Operating Documents shall provide that, with respect to any payments required to be made to any agency of the government of the Republic of Poland or to the Polish Oil and Gas Company ("POGC"), if evidence of payment has not been received by FXEN seven days prior to the due DATE THEN FXEN SHALL HAVE the right, but not the obligation, to make such payment and to receive reimbursement (plus interest at the Accounting Procedure rate) from the operator or other responsible party.

                         ARTICLE 4. PROTECTION ACREAGE

     FXEN and APACHE hereby establish an area of mutual interest ("Halo") consisting of all lands within 5 kilometers of the exterior boundaries of the area of southwestern Poland bounded on the north by 50. 15' 00"; on the east by
22. 00' 00"; and on the south and west by the border of Poland. The Halo shall expire two years after the effective date of this Agreement unless extended by mutual agreement. After acquiring acreage within the Halo, the acquiring party shall within 20 days after execution of a Usufruct or other agreement for a given parcel of acreage offer the same to non-acquiring party for the latter's participation on a "ground floor" 50%/50% basis, subject to proportional reduction if and to the extent of any POGC participation.

                   ARTICLE 5. INFORMATION AND CONFIDENTIALITY

5.1 All information and data (geophysical, geological, engineering,production marketing or otherwise) acquired or developed by the parties under this Agreement in connection with joint operations hereunder shall be kept confidential by the parties unless the release of such information to a third party is agreed upon by the parties or until such information or data otherwise becomes public information other than through breach by any of the parties of the provisions of this Article. Such confidential data and information shall not be traded, sold, exchanged or disclosed to others except:

     (a) to an affiliate for its use only, subject to the disclosing party being responsible for such affiliate maintaining the confidentiality of the data and information so disclosed, or

     (b) as required by law or by any stock exchange on which the shares of a party or an affiliate of a party are listed, or

     (c)  to a bona fide prospective purchaser or assignee, or

     (d) to outside professional consultants of a party, provided that such party shall promptly inform the other parties of the names of such professional consultants, or

     (e) to contractors by the operator if disclosure is necessary in connection with the conduct of joint operations, or

     (f) to financial institutions and investment banks and their consultants where and to the extent such disclosure is necessary in connection with financing arrangements.

     Disclosures pursuant to (c), (d), (e) and (f), above, shall be made only under written agreement of the party to whom disclosure is made not to disclose for the period specified in Article 6.2 except as required by law. The foregoing obligations shall remain binding on a party and its affiliates after it ceases to be a party hereto.

5.2 The term during which information and data is to be kept secret and confidential shall coincide with the term of this Agreement or for a period of three years from the effective date of this Agreement, whichever is later. For purposes of this Article 5 the term "party" shall include an affiliate of a party.

5.3 The parties hereto agree to strictly observe and abide by the terms and conditions governing data received by any of them from the government of the Republic of Poland or from POGC or from any affiliate, division or unit thereof.

                          ARTICLE 6. FURTHER ASSURANCE

     The parties agree to execute and deliver to each other all such additional documents and instruments and do all such further acts and things as may be reasonably requested by any party to effectively carry out the intent of this Agreement.

                             ARTICLE 7. ASSIGNMENT

7.1 Each of the parties may assign or transfer the whole or any part of its interest in accordance with the terms of the Usufruct Agreement and the Operating Documents provided that any assignee or transferee is a financially responsible party and shall as a condition to such assignment agree in writing to become a party to the Operating Documents and fulfill the obligations of the assignor under this Agreement to the extent that they are not fulfilled by assignor.

7.2 Neither party hereto shall sell or transfer its interest herein (other than to a close affiliate or POGC) without first giving the other party hereto 60 days' prior notice of proposed sale in order to afford an opportunity to make a competitive offer. No sale or other transfer (other than to a close affiliate) shall convey a right to control operations or a right to benefit from the terms referred to in Article 3.3(a).

7.3 The provisions of this Agreement shall inure to the benefit of and be binding on the successors and permitted assignees of the parties.

                     ARTICLE 8. AMENDMENT; PRIOR AGREEMENTS

     This Agreement may only be altered, varied or amended by written instrument executed by all the parties. This agreement supercedes all prior agreements between FXEN and Apache relating to the Western Carpathian Usufruct.

                            ARTICLE 9. RELATIONSHIP

9.1 The parties intend will operate as required through a Polish commercial partnership to carry out the activities contemplated herein, but nothing in this Agreement shall be construed as creating any other partnership of any kind, or association or trust, or as imposing upon any party any duty, obligation or liability of a partnership nature and each party shall be individually and severally responsible hereunder only for its obligations as set out in this Agreement.

9.2 Those parties subject to the taxing jurisdiction of the United States of America agree to elect, under Section 761 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), to be excluded from all of the provisions of Subchapter K of Chapter l, Subtitle A of the Code.

9.3 Notwithstanding anything to the contrary contained in this Agreement, a party not subject to the income tax laws of the United States of America shall not be required to do or execute anything which might subject it or its income to any United States of America tax and nothing contained in this Agreement shall constitute or shall be construed as constituting a submission by any party to the taxation jurisdiction of the United State of America.

                              ARTICLE 10. NOTICES

     Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (confirmed by telefax/facsimile) or telefax/facsimile to, the relevant address set out below or such other addresses as any party wishing to change its address may notify to the other party from time to time. Any such notice given as aforesaid shall be deemed to have been given or received at the time of delivery (if delivered by hand), the first working day next following the day of sending (if sent by facsimile) and the first working day next following the day of receipt (if sent by post).

     David Pierce, CEO                  Floyd R. Price, President
     FX Energy, Inc.                    APACHE Overseas, Inc.
     3006 Highland Drive, Suite 206     2000 Post Oak Boulevard
     Salt Lake City, UT 84106           Houston, TX 77056-4400
     Telephone: 1-801-486-5555          Telephone: 1-713-296-6000
     Fax: 1-801-486-5575                Fax: 1-713-296-6451

                            ARTICLE 11. TERMINATION

     In the event of termination of this Agreement for any reason, such termination shall be without prejudice to any rights, liabilities and obligations accrued or outstanding at the date of termination or otherwise arising in respect of operations carried out prior to such termination.

                     ARTICLE 12. GOVERNING LAW; ARBITRATION

12.1 The laws of Texas shall govern the validity, construction, interpretation, and effect of this Agreement, excluding any choice of law rules which would otherwise require the application of laws of any other jurisdiction.

12.2 Any dispute arising in connection with this Agreement shall be exclusively and finally settled by arbitration in Houston in accordance with the Rules of the American Arbitration Association, which shall be the appointing authority in case of need.

The arbitration panel shall render its decisions in writing, and such written decisions and conclusions with respect to the disputes so settled shall be final and binding on the parties to the arbitration proceeding, and confirmation and enforcement of the awards so rendered may be obtained and entered in any court having jurisdiction thereof.

     IN WITNESS whereof the parties have caused this Agreement to be executed by their duly authorized representatives the day month and year first above written.

Signed this 27 day of February, 1998    Signed this 27 day of February, 1998

FX Energy, Inc.                         Apache Overseas, Inc.


/s/ David N. Pierce                     /s/ Floyd R. Price